Exhibit 99

NEWS RELEASE

CONTACT:

Investors and Media:

Brendan Harrington, Interim Chief Executive Officer

(716) 887-7244

CTG REPORTS 2014 THIRD QUARTER RESULTS

•	JIM BOLDT, CTG CEO PASSES AWAY UNEXPECTEDLY ON OCTOBER 13, 2014

•	HEADCOUNT INCREASED BY 100

•	HEALTHCARE REVENUE WAS 27% OF REVENUE

•	TOTAL SOLUTIONS REVENUE WAS 36% OF REVENUE

•	STRONG BALANCE SHEET WITH NO DEBT AND A $28.3 MILLION CASH POSITION

BUFFALO, N.Y. — October 21, 2014 — CTG (NASDAQ: CTG), an information technology (IT) solutions and services company, announced its financial results for the 2014 third quarter which ended on September 26, 2014. Third quarter results reflected lower revenue in CTG’s healthcare business offset in part by higher revenue from its staffing and European businesses. When compared with the prior year, the decline in earnings per share includes a $0.02 per diluted share impact realized from tax credits and other tax reserve benefits in the 2013 third quarter. Subsequent to the end of the third quarter, CTG Chairman and Chief Executive Officer James R. Boldt passed away on October 13, 2014. As announced in the Company’s October 14, 2014 news release, CTG’s Board named its lead director Daniel J. Sullivan as Non-executive Chairman and CTG Chief Financial Officer Brendan M. Harrington as Interim Chief Executive Officer.

Mr. Sullivan commented, “Everyone in the CTG family is deeply saddened by the unexpected death earlier this month of our CEO, Jim Boldt. A strong leader, Jim was totally committed to CTG and its success throughout his nearly 20 years of service to the Company. Jim was a visionary who put CTG on the path of becoming one of the largest U.S. providers of healthcare IT services, while remaining mindful of the importance of prudent expansion, conservative financial management, and a balanced, diverse business mix. Because of his extraordinary business acumen, dedication, and leadership, CTG is positioned well for the future, a far more valuable, better performing, and financially stronger company than when Jim became CTG’s CEO in 2001.”

2014 Third Quarter Review

Revenue, operating income, net income, and diluted net income per share for the 2014 third quarter as compared with the 2013 third quarter were as follows (dollar amounts in thousands except per-share data):

	Sept. 26, 2014	Sept. 27, 2013	$ Change	% Change
Revenue	$96,760	$100,689	$(3,929)	(4)%
Operating income	$4,571	$6,054	$(1,483)	(24)%
Net income	$2,726	$3,863	$(1,137)	(29)%
Diluted net income per share	$0.17	$0.23	$(0.06)	(26)%

The Company’s operating margin decreased by 130 basis points to 4.7% from 6.0% in the 2013 third quarter, reflecting lower revenue from electronic medical record implementations. Third quarter results include approximately $1.9 million of revenue and $0.06 net income per diluted share from a data analytics project that began in the second quarter 2014 and will run through the rest of 2014.

“CTG’s third quarter financial results were consistent with the guidance provided in our second quarter earnings release,” said CTG Interim Chief Executive Officer Brendan M. Harrington, “The reduction in our operating margin reflects the changing mix of our business due to current conditions in the healthcare markets that we serve. We continue to be challenged in our healthcare business by the continuing reduction in hospital spending for electronic medical records (EMR) implementation support. At the same time, demand from healthcare organizations for application management outsourcing services is increasing. For example, CTG won a large healthcare application management engagement in the second quarter that began to ramp up in the third quarter. Faced with lower reimbursement rates and the impact of healthcare reform mandates, large hospitals are seeking more business and IT consulting assistance in the areas of revenue cycle and EMR optimization. We are adjusting to the changing environment by continuing to expand our advisory services team and our offerings to support the shift in healthcare client needs.”

Staffing revenue increased 1% to $61.5 million, or 64% of total revenue, compared with 60% of total revenue in the 2013 third quarter. Solutions revenue decreased 11% in the 2014 third quarter to $35.3 million, representing 36% of total revenue compared with 40% of total revenue in the 2013 third quarter. European revenue increased 1% to $18.3 million, or 19% of total revenue, in the 2014 third quarter. Foreign currency exchange fluctuations had a $0.1 million favorable effect on revenue in the quarter compared with the 2013 third quarter. The modest increase in revenue from CTG’s European operations is attributable to growth in its financial services and government business. There were 63 billing days in both the third quarter of 2014 and 2013.

Mr. Harrington continued, “Growth in our staffing business improved as reflected in the 100 person increase in headcount in the quarter. We are also seeing a continuation of the modest growth trend in our European operations as business from our government and financial services clients there is solid. We remain disciplined in managing costs as reflected in decreased operating expenses in the quarter. These actions are helping to partially reduce the impact on earnings from lower EMR implementation revenue while we fine tune and expand our offerings in response to changes in the U.S. healthcare market, including the need for providers to consolidate EMR information.”

Selling, general, and administrative (SG&A) expenses in the 2014 third quarter were reduced by 4% to $14.5 million, or 15% of revenue, compared with $15.1 million, or 15% of revenue, in the 2013 third quarter. Medical costs related to the Company’s self-insured medical plan for the quarter were consistent with the revised projection provided in its July 22, 2014 earnings release.

Cash used in operations was $2.4 million in the 2014 third quarter compared with cash provided by operations of $3.0 million in the 2013 third quarter. At September 26, 2014, the Company had $28.3 million in cash compared with $31.5 million at the end of the 2013 third quarter. The Company had no outstanding debt at the end of the 2014 and 2013 third quarters. The effective tax rate for the 2014 third quarter was 39.9% compared with 35.2% for the 2013 third quarter.

2014 Year-to-date Review

Revenue, operating income, net income, and diluted net income per share for the first three quarters of 2014 as compared with the first three quarters of 2013 are as follows (dollar amounts in thousands except per share data):

	Sept. 26, 2014	Sept. 27, 2013	$ Change	% Change
Revenue	$295,002	$316,301	$(21,299)	(7)%
Operating income	$15,516	$18,635	$(3,119)	(17)%
Net income	$9,125	$11,975	$(2,850)	(24)%
Diluted net income per share	$0.56	$0.70	$(0.14)	(20)%

The Company’s operating margin in the first three quarters of 2014 decreased by 60 basis points to 5.3% from 5.9% in the same period of 2013. For the first three quarters of 2014, CTG’s solutions revenue was $114.9 million, or 39% of total revenue, and its staffing revenue was $180.1 million, or 61% of total revenue. European revenue in the first three quarters of 2014 increased 5% to $58.9 million, or 20% of total revenue.

Selling, general, and administrative expenses were reduced by 4% to $45.7 million, or 15.5% of revenue, compared with $47.8 million, or 15.1% of revenue, in the first three quarters of 2013.

CTG did not repurchase any of its shares in the third quarter of 2014. Year to date, the Company has repurchased approximately 386,000 of its shares at an average price of $16.64 per share. On October 20, 2014, 751,000 shares were available under its current repurchase authorizations.

2014 Fourth Quarter and Full Year Guidance

Based on year-to-date results and trends in its business, the Company has set guidance in the table below for the 2014 fourth quarter and updated its range of revenue and earnings guidance for the 2014 full year from previous guidance to reflect current results.

2014 Fourth Quarter (66 billing days vs. 65 in Q4 2013)	Range	Range midpoint	Change from 2013 fourth quarter at range midpoint
Revenue	$100-102 million	$101 million	(2%)
Diluted net income per share*	$0.20 - $0.22	$0.21	(5%)

2014 Full Year (Projected tax rate of 38% to 40%)	Range	Range midpoint	Change from 2013 at range midpoint
Revenue	$395-397 million	$396 million	(5)%
Diluted net income per share *	$0.76 - $0.78	$0.77	(16)%

*	These ranges exclude approximately $1.2 million, net of tax, or $0.07 of net income per diluted share of costs associated with the death of the Company’s Chief Executive Officer, James R. Boldt, under his employment agreement.

Mr. Harrington commented, “With the completion of a number of our larger EMR engagements and our largest medical analytics project in the third and fourth quarters, we expect the decline in demand for EMR implementations, our most profitable health solutions offerings, will continue into next year. Although we believe we can effectively manage through this transition period because of the diversity of our overall business, our financial strength, and the expansion of our healthcare IT offerings, we expect 2015 will be a challenge. We remain focused on securing additional analytics work and the expansion of our healthcare offerings tied to revenue cycle management and health reform mandates. We expect to benefit from market demand for healthcare application management support, an area where CTG has significant experience. We also anticipate opportunity related to ICD-10 based on the current government regulatory deadline of October 1, 2015 for implementation of the new coding standard. Demand in our IT staffing business is on the rise and we are well positioned to further grow this business. In 2015, we must comply with the requirements of the Patient Protection and Affordable Care Act. We are in the process of offering compliant health coverage to our hourly employees and intend to pass these additional costs on to customers engaging our hourly employees who elect this coverage.

Mr. Harrington added, “Long term, we remain confident that healthcare is the most advantageous industry on which to focus our growth strategy. Healthcare makes up almost 20% of the U.S. GDP and with the demographic of a large aging population, industry spending is expected to grow. European healthcare providers are expected to eventually install U.S. EMR systems, and with our EMR implementation experience and European presence, CTG is in a good place to benefit from this effort. With the transformational changes in healthcare delivery and payment models being driven by U.S. healthcare reform, there will be new opportunities for us to support U.S. providers and payers in using technology to best adapt to these changes.”

Safe Harbor Statement

This document contains certain forward-looking statements concerning the Company’s current expectations as to future growth. These statements are based upon a review of industry reports, current business conditions in the areas where the Company does business, the availability of qualified professional staff, the demand for the Company’s services, current and proposed legislation and governmental regulations that may affect the Company and or its customers, and other factors that involve risk and uncertainty. As such, actual results may differ materially in response to a change in such factors. Such forward-looking statements should be read in conjunction with the Company’s disclosures set forth in the Company’s 2013 Form 10-K, which is incorporated by reference and other reports that may be filed from time to time with the Securities and Exchange Commsission. The Company assumes no obligation to update the forward-looking information contained in this release.

Conference Call and Webcast

CTG will hold a conference call to discuss its financial results and business strategy on Tuesday, October 21, 2014 at 8:30 a.m. Eastern Daylight Time. CTG Interim Chief Executive Officer Brendan Harrington will lead the call. Interested parties can dial in to 1-888-276-0010 between 8:10 a.m. and 8:20 a.m. and ask for the CTG conference call. A replay of the call will be available between 10:30 a.m. Eastern Daylight Time October 21, 2014 and 11:00 p.m. Eastern Daylight Time October 24, 2014 by dialing 1- 800-475-6701 and entering the conference ID number 306734.

A live webcast of the call will be available on CTG’s web site: http://www.ctg.com. The webcast will also be archived on CTG’s web site at http://investor.ctg.com/events.cfm for 90 days following completion of the conference call.

About CTG

CTG develops innovative IT solutions to address the business needs and challenges of companies in several higher-growth industries including healthcare, technology services, energy, and financial services. As a leading provider of IT and business consulting services to the healthcare market, CTG offers healthcare institutions, physician practices, payers, and related organizations a full range of offerings to help them achieve clinical, operational, and financial goals. CTG has developed for the healthcare provider and payer markets unique, proprietary software solutions that support better and lower cost healthcare. CTG also provides managed services IT staffing for major technology companies and large corporations. Backed by nearly 50 years’ experience, proprietary methodologies, and an ISO 9001-certified management system, CTG has a proven track record of delivering high-value, industry-specific solutions. CTG has approximately 3,900 employees and operates in North America and Western Europe. CTG posts news and other important information on the Web at www.ctg.com.

Financial statements follow.

COMPUTER TASK GROUP, INCORPORATED (CTG)

Condensed Consolidated Statements of Income

(Unaudited)

(amounts in thousands except per share data)

	For the Quarter Ended		For the Three Quarters Ended
	Sept. 26,	Sept. 27,	Sept. 26,	Sept. 27,
	2014	2013	2014	2013
Revenue	$96,760	$100,689	$295,002	$316,301
Direct costs	77,723	79,506	233,835	249,872
Selling, general and administrative expenses	14,466	15,129	45,651	47,794

Operating income	4,571	6,054	15,516	18,635
Other expense, net	(33)	(91)	(185)	(306)

Income before income taxes	4,538	5,963	15,331	18,329
Provision for income taxes	1,812	2,100	6,206	6,354

Net income	$2,726	$3,863	$9,125	$11,975

Net income per share:
Basic	$0.18	$0.25	$0.61	$0.78

Diluted	$0.17	$0.23	$0.56	$0.70

Weighted average shares outstanding:
Basic	15,075	15,356	15,074	15,415
Diluted	16,160	16,923	16,336	17,029
Cash dividend declared per share	$0.06	$0.05	$0.18	$0.15

COMPUTER TASK GROUP, INCORPORATED (CTG)

Condensed Consolidated Balance Sheets

(Unaudited)

(amounts in thousands)

	September 26,	December 31,	September 27,
	2014	2013	2013
Current Assets:
Cash and cash equivalents	$28,256	$46,227	$31,532
Accounts receivable, net	71,080	67,422	75,242
Other current assets	5,096	2,770	3,304

Total current assets	104,432	116,419	110,078
Property and equipment, net	8,355	8,241	7,837
Goodwill	37,493	37,638	37,999
Other assets	13,137	12,133	11,898

Total Assets	$163,417	$174,431	$167,812

Current Liabilities:
Accounts payable	$8,311	$9,536	$9,976
Accrued compensation	23,095	31,460	28,222
Other current liabilities	5,955	7,933	6,295

Total current liabilities	37,361	48,929	44,493
Long-term debt	—	—	—
Other liabilities	10,369	11,660	13,109
Shareholders’ equity	115,687	113,842	110,210

Total Liabilities and Shareholders’ Equity	$163,417	$174,431	$167,812

COMPUTER TASK GROUP, INCORPORATED (CTG)

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(amounts in thousands)

	For the Three Quarters Ended
	September 26,	September 27,
	2014	2013
Net income	$9,125	$11,975
Depreciation and amortization expense	2,298	1,976
Equity-based compensation expense	1,858	1,914
Other operating items	(22,243)	(15,050)

Net cash provided by (used in) operating activities	(8,962)	815
Net cash used in investing activities	(2,304)	(5,607)
Net cash used in financing activities	(5,898)	(4,433)
Effect of exchange rates on cash and cash equivalents	(807)	143

Net decrease in cash and cash equivalents	(17,971)	(9,082)
Cash and cash equivalents at beginning of period	46,227	40,614

Cash and cash equivalents at end of period	$28,256	$31,532

— END —

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